UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): June 30, 2010

AUTHENTIDATE HOLDING CORP.

(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER: 0-20190

DELAWARE	14-1673067
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Connell Corporate Center

300 Connell Drive, 5th Floor

Berkeley Heights, New Jersey 07922

(Address and zip code of principal executive offices)

(908) 787-1700

(Registrant’s telephone number, including area code

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Authentidate Holding Corp. (the “Company”), entered into a definitive purchase agreement as of June 30, 2010 (the “Purchase Agreement”) with Star Advisors, LLC (the “Purchaser”) pursuant to which the Purchaser will purchase from the Company certain non-core assets, including the Company’s land and building in Schenectady, New York, for a total purchase price of approximately $2.4 million. The Purchaser is an entity associated with Astria Solutions Group, LLC (“Astria”), which in June 2007 acquired the Company’s Document Management and Systems Integration businesses. Astria is currently the tenant of the building being sold to the Purchaser. Net proceeds to the Company are approximately $2.35 million, after payment of expenses and brokerage commissions in connection with the transaction.

The assets sold by the Company to the purchaser are the Company’s land and building in Schenectady, New York; the $2.0 million seven-year 8.5% note issued by Astria (the “Note”) to the Company in connection with its purchase of the acquired businesses from the Company in June 2007; and the balance of deferred receivables related to such businesses. As reported in the Company’s Quarterly Report on Form 10-Q filed with the SEC for the three months ended March 31, 2010, the land and building is classified in the Company’s financial statements as assets held for sale and the note and deferred receivables are fully reserved and have net carrying values of zero. As previously reported, Astria was an entity formed in New York by members of the acquired businesses’ senior management team. The parties anticipate that the closing will occur as soon as practicable following the satisfaction of certain closing conditions, including completion by the Purchaser of its financing arrangement.

The foregoing summary of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement. The Company issued a press release announcing this transaction on July 7, 2010, a copy of which is annexed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibit No.	Description

	99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AUTHENTIDATE HOLDING CORP.

	By:	/S/ O’CONNELL BENJAMIN
	Name:	O’Connell Benjamin
	Title:	President

Date: July 7, 2010

EXHIBIT INDEX

Exhibit No.	Description of Document

99.1	Press Release

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